Exhibit 10.2

[Brookdale Letterhead]

August 4, 2018

Steven Swain
Littleton, CO

Dear Steven,

We are pleased to extend you an offer to join Brookdale as EVP, Chief Financial Officer at our Brentwood office starting on September 4, 2018. We are excited about you joining the Brookdale team and look forward to a mutually rewarding experience. The details of your employment offer are as follows:

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This offer is contingent upon completion of an officers’ questionnaire and an auditor’s questionnaire, and the favorable outcome of final reference checks, a background investigation and a pre-employment drug screen. If there is a failure with regard to any one or more of these items, this offer may be rescinded.

•	You will be provided with relocation assistance in connection with your permanent relocation to the Nashville, TN area. Please see the enclosed Associate Relocation Assistance Agreement for details.

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You will receive a sign on bonus in the gross amount of $100,000. This amount will be subject to all applicable withholding taxes. Please see the enclosed Associate Sign-On Bonus Agreement for details.

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Your bi-weekly salary will be $19,230.76 (equivalent to $500,000 annually), and you will be paid every other Friday. Your position is considered exempt and you are not eligible for overtime compensation.

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You will be eligible to participate in the Management Incentive Plan (MIP) for 2018 on a pro-rated basis, with the target reflecting 100% of your base salary paid in 2018. The pro-rated bonus will be paid subject to the level of achievement of performance measures and other provisions of the plan adopted by the Compensation Committee. For the 2019 MIP, your target award will reflect 100% of your base salary, to be paid subject to the level of achievement of performance measures and other provisions of the plan adopted by the Compensation Committee. Details regarding the 2018 EMIP and 2019 EMIP will be forwarded to you at a later time. Brookdale may revoke or alter any bonus program at any time with or without notice to you.

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You will be eligible to participate in Brookdale’s 2014 Omnibus Incentive Plan by receiving an annual grant of restricted stock.  Annual awards are expected to be made in the first quarter each year, commencing 2019, and are expected to have a grant date value of approximately $1,000,000, and to be comprised of one-half time-based and one-half performance-based restricted stock.

For 2018, you will be eligible to receive an award of restricted stock, with such number of shares to be equal to $1,000,000 divided by the closing share price on the date of grant. One half of such shares will be eligible to vest ratably in four annual installments beginning on the Company’s regularly-scheduled vesting date following the first anniversary of the date of grant. The other one half of such shares will be eligible to vest on February 27, 2021, subject to the satisfaction of Total Shareholder Return performance criteria for the period beginning February 28, 2018 and ending December 31, 2020.

All awards of equity will vest according to the terms approved by the Compensation Committee at the time of grant.  Vesting of each award will be subject to your continued employment, and each award will otherwise be subject to the terms of a Restricted Share Agreement and the Company’s 2014 Omnibus Incentive Plan.  Please note that Brookdale reserves the right to amend, modify, supplement or terminate the Company’s 2014 Omnibus Incentive Plan, restricted share agreements and other equity grant policies and programs from time to time. All long-term incentive award agreements will contain non-competition, non-solicitation, non-disclosure and non-disparagement clauses, consistent with award agreements used for other senior executive officers.

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You will be eligible to participate in the Company’s Amended and Restated Tier I Severance Pay Policy as a Selected Officer (as defined therein). Please note that Brookdale reserves the right to amend, modify, supplement or terminate the policy at any time, subject to the terms of the policy.

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As a Full-Time associate, you will be entitled to enroll in the Brookdale welfare plans which include but are not limited to the medical, dental, vision, life and disability insurance programs.  If you choose to enroll and do so within a timely manner, your coverage becomes effective the first day of the month following thirty (30) days of service. You must enroll by your eligibility date. If you do not enroll by your eligibility, you will not be eligible to enroll until the open enrollment period, unless you experience a mid-year qualifying event.  Please refer to the benefits information mailed to your home address on file.

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You become eligible to participate in the Brookdale 401(k) Retirement Savings Plan the first of the month after you have worked at Brookdale for six months. Once you are eligible to participate, you will be enrolled automatically in the plan at a 4% pre-tax contribution level (subject to applicable contribution limits) unless you opt out of the plan or change your contribution amount. If you do not want to enroll, or want to change your contribution amount, you can make such elections when you receive the enrollment packet with details about the plan.

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Brookdale is a drug and alcohol free workplace. Brookdale will perform drug and alcohol testing as set forth in its Drug and Alcohol Free Workplace Policy and consistent with all federal, state, and local laws. Failure of any drug or alcohol screen may result in disciplinary action, up to and including termination of your employment.

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Brookdale may perform ongoing criminal background screenings to ensure that its associates are compliant with laws regarding convictions and pending charges. As a condition to your employment or continued employment, you may be asked to sign a release for Brookdale to obtain criminal background checks. If you refuse to sign the release, it will be grounds for immediate termination. In the event certain criminal convictions appear on your record, you understand that you may be considered unemployable by Brookdale. You agree to report immediately any felony or misdemeanor charge or conviction occurring after your hire to your supervisor, beyond minor traffic violations, and failure to report may result in disciplinary action, up to and including termination.

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This offer supersedes all previous offers. Please understand that the terms stated herein (including the Associate Sign-On Bonus Agreement and Associate Relocation Assistance Agreement attached hereto) are the only terms being offered to you. Your employment with Brookdale, if accepted, will be considered “at will” and may be terminated by you, or by Brookdale, with or without cause and with or without notice at any time. Nothing contained in this letter or in any other written or oral communication made prior to the date of this letter should be considered or interpreted in any manner as a contract or agreement of employment.

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By signing below and accepting the position described herein, you agree to abide by Brookdale’s policies regarding confidentiality and the protection of proprietary information and trade secrets (including those set forth in Brookdale’s Code of Business Conduct and Ethics). These obligations will survive the termination of your employment.

•	You will be expected to execute a copy of the Brookdale Dispute Resolution Agreement in the online onboarding process. Execution of that Agreement is a condition of employment at Brookdale.

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Your employment will be subject to all of Brookdale’s employment policies and procedures, including Brookdale’s Associate Handbook, Code of Business Conduct and Ethics, and Code of Ethics for Chief Executive and Senior Financial Officers, each as may be amended, modified or supplemented from time to time.

Steven, all of us on the Brookdale team look forward to working with you! If there is anything I can do during your employment with Brookdale, please let me know. Please affirm your acceptance of this offer by signing in the space below and returning one signed original copy to me.

Sincerely,

/s/ Lucinda M. Baier
Lucinda M Baier
President & Chief Executive Officer

ACCEPTED: /s/ Steven E. Swain            DATE: August 8, 2018
Steven Swain

This offer letter contains only the highlights of the Brookdale benefits and compensation programs, which are subject to periodic review and modification. Each plan is governed by an official plan document. In case of any conflict between this offer letter and an official document, the plan document will be the final authority. For more detailed information about the benefit or compensation plans, contact your human resources representative or call the Brookdale Benefits Department.

Associate Sign-on Bonus Agreement

I, Steven Swain, understand that Brookdale will provide me a sign-on bonus in the total gross amount of $100,000. I acknowledge that the sign-on bonus will be subject to all applicable withholding taxes. The sign-on bonus will be paid to me as follows:

•	The sign-on bonus will be payable (upon appropriate approvals) within 30 days of my start date and will be in the gross amount of $100,000.

I agree that if I voluntarily terminate my employment or voluntarily withdraw from full-time status to part-time or as needed (PRN) status with Brookdale prior to the completion of twelve (12) months of employment, I will be required to reimburse Brookdale for the full amount of the sign on bonus paid to me, within thirty (30) days of such change in status.

I further agree that if I have not made repayment as indicated above, to the extent permitted by applicable state and/or federal law, any outstanding amount may be withheld from any pay that may be due to me subsequent to the notice of termination or status change.

I acknowledge that any disputes arising under this agreement will be resolved by binding arbitration in accordance with Brookdale’s Dispute Resolution Agreement. In the event binding arbitration and/or any other judicial proceeding becomes necessary to collect any amounts owed by me hereunder, I acknowledge that I will be responsible for Brookdale’s reasonable attorney’s fees and the costs incurred in the course of any such proceedings.

/s/ Steven E. Swain                        August 8, 2018
Signature                             Date

Steven Swain

**A SIGNED COPY OF THIS AGREEMENT MUST BE RETURNED TO CEDRIC COCO, CPO.**

ASSOCIATE RELOCATION ASSISTANCE AGREEMENT

I, Steven Swain, understand that I am eligible for relocation assistance provided through a relocation company selected by Brookdale to facilitate my move to the Nashville, TN area, including the following benefits at Brookdale’s expense:

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Home Sale Assistance. Executive may elect to participate in the home sale assistance program under which Brookdale’s relocation company will assist with the sale of executive’s primary residence, including marketing support and a buyer value option (BVO) program. If executive does not participate in the home sale assistance program, Brookdale will pay executive reasonable and customary seller closing costs in connection with the sale of executive’s home, up to 6% of the sales price (note that such seller closing costs will not be grossed up for tax).

•	Home Purchase Assistance. Reasonable and customary buyer closing costs, up to 3% of purchase price, regarding the purchase of my home in the Nashville, TN area

•	Household Goods Shipment. Reasonable expenses related to a one-time packing, loading, transport, and unload of normal household furnishings and possession by preferred vendor

•	Auto Shipment. Two auto shipment via van line

•	Household Good Storage. Up to 90 days of storage of household goods at either origin or destination

•	House Hunting Trips. Reasonable expenses for up to two trips for executive and executive’s family (combined max of 6 nights), including roundtrip transportation, rental car, lodging and meals

•	Temporary Living. If purchasing in Nashville, TN area, up to three months in a fully-furnished corporate apartment or house (excluding pet fees)

•	Final Move Expenses. One-way transportation from origin to destination, including airfare or mileage (per IRS guidelines) and reasonable lodging and meals

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Relocation Allowance. A miscellaneous allowance for reimbursements in the amount of $5,000 (grossed up) will be processed by the relocation company. Executive can allocate this allowance toward specific relocation services or out-of-pocket expenses not covered in this policy (e.g., car registration, licenses, etc.)

All reimbursable expenses must be incurred by the first anniversary of the start date and submitted within sixty days from the date incurred.

I will consult with my tax advisor should I have questions relative to deductible moving expenses or reference IRS “Publication 521” for guidance. I understand that the IRS considers some relocation expenses to be taxed as ordinary income and that Brookdale will withhold taxes per IRS requirements. I understand that Brookdale will assist in paying the additional tax resulting from taxable relocation expenses, with such payments to be made directly to the applicable taxing authorities and to be based on my Brookdale derived income, my filing status and my number of 1040 exemptions. Spouse income, investment income or any other outside income will not be included in the calculations. I understand that individual variances from the program’s calculations will not be reimbursed, and that the additional taxes as calculated by the gross-up program and paid on my behalf will be included on my W‑2 as income.

I agree that if I voluntarily terminate my employment or voluntarily withdraw from full-time status to part-time status with Brookdale prior to the second anniversary of my start date, I will be required to reimburse Brookdale for the full amount of relocations benefits that have been paid or provided to me or on my behalf within ten days of such termination or withdrawal.

I acknowledge that any disputes arising under this agreement will be resolved by binding arbitration in accordance with Brookdale’s Employment Binding Arbitration Agreement. In the event binding arbitration and/or other judicial proceeding becomes necessary to collect any amounts owed by me hereunder, I acknowledge that I will be responsible for Brookdale’s reasonable attorney’s fees and the costs of any such proceedings.

I also agree that any portion of the amount owed by me hereunder may be withheld from my paychecks.

/s/ Steven E. Swain                August 8, 2018
Signature                     Date

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Steven Swain